Exhibit 99.g

                                                        As amended in April 2004
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                                                                    CONFIDENTIAL
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                          NOMINATING COMMITTEE CHARTER


PURPOSE
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The purpose of the Nominating Committee (the "Committee") is to (1) identify and recommend to the Board of Directors (the "Board") candidates for nomination or appointment as directors; and (2) review and recommend to the Board appointments to Board committees.

COMMITTEE MEMBERSHIP
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The Committee shall consist of three or more directors designated by the Board, each of whom shall be an "independent director" under the Company's corporate governance guidelines and the rules of the NASD. The Board shall also designate one member of the Committee as chairperson (the "Chairperson"). Members may be removed at any time by action of the Board. All members of the Committee shall have, in the judgment of the Board, the judgment, aptitude and experience required to advise the Board on matters relating to the selection of directors.

MEETINGS
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The Committee shall meet with such frequency as the Chairperson deems necessary to fulfill its responsibilities, but no less than one time a year. Meetings should take place in person. A quorum is the entire committee.

POWERS AND DUTIES
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The Committee shall have the power and duty to:

     1. Review and make recommendations to the Board regarding Board composition and structure.

     2. Review the performance of incumbent directors and determine whether to recommend that they be nominated for re-election to the Board, taking into account the criteria specified in the Company's corporate governance guidelines, as from time to time in effect.

     3. Recommend suitable candidates for election by the Board to fill vacancies on the Board, taking into account the criteria specified in the Company's corporate governance guidelines, as from time to time in effect.



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     4.   Establish criteria, under the Company's corporate governance guidelines, for membership on the Board of Directors, such as depth of experience and balance of business interests and other experience.

     5. Recommend to the Board the names of qualified persons to be nominated for election as directors and consider suggestions for Board membership submitted by shareholders, taking into account the criteria specified in the Company's corporate governance guidelines, as from time to time in effect.

     6. Evaluate at least annually Company policies that may affect the recruitment of directors, including D & O insurance, and indemnification provisions of the Company's Articles of Incorporation and By-Laws, and make recommendations to the Board, or any appropriate Board committee, regarding such matters.

     7. Review annually the assignments to Board committees (including the Committee) and make recommendations to the Board concerning such assignments, including any changes.

     8. Review and assess at least annually the adequacy of this Charter and recommend any changes to the Board that the Committee believes desirable.

     9. Discharge any other duty or responsibility assigned to the Committee by the Board.

     10.  At Board meetings, report on Committee activities, if any.

     11. Maintain minutes or other records of meetings and activities of the Committee.